Exhibit 10.2

EXECUTION COPY

AMENDMENT NO. 3 TO THE

SERIES 2000-VFC SUPPLEMENT TO THE POOLING AND SERVICING

AGREEMENT

THIS AMENDMENT NO. 3 (this “Amendment”) to the Series 2000-VFC Supplement to the Pooling and Servicing Agreement is made as of October 15, 2008, by and among Navistar Financial Securities Corporation, a Delaware corporation, as Seller, Navistar Financial Corporation (“NFC”), a Delaware corporation, as Servicer, and The Bank of New York Mellon, a New York banking corporation, as Master Trust Trustee.

The Seller, the Servicer, and the Master Trust Trustee are parties to the Series 2000-VFC Supplement, dated as of January 28, 2000 (as amended, the “Series 2000-VFC Supplement”). The Seller, the Servicer and the Master Trust Trustee have agreed to amend the Series 2000-VFC Supplement in the manner set forth herein. Capitalized terms used herein but not otherwise defined have the meanings set forth in the Series 2000-VFC Supplement.

1. Amendment to Section 1.03.(a) and Section 1.03(b). Section 1.03(a) and Section 1.03 (b) shall be amended and restated in their entirety to read as follows:

(a) On any Funding Change Date falling in the Revolving Period, the Seller may cause the principal portion of the Certificates to be prepaid in full or in part, (x) if the aggregate principal amount of such prepayment is greater than $150,000,000, on not less than five Business days prior written notice by the Servicer or (y) otherwise, on not less than three Business Days prior written notice by the Servicer to the Master Trust Trustee and the Administrative Agent, with Shared Principal Collections as provided in Section 4.03(e) of the Agreement; provided, however that such prepayment shall not be permitted unless all due (or if the Certificates are paid in full, all accrued) and unpaid Monthly Interest, Additional Amounts, Excess Commitment Fees and Non-Use Fees have been paid in full.

(b) In addition, on any Business Day, the Seller may cause the principal portion of the Certificates to be prepaid in full or in part, (x) if the aggregate principal amount of such prepayment is greater than $150,000,000, on not less than five Business Days prior written notice by the Servicer or (y) otherwise, on not less than three Business Days prior written notice by the Servicer to the Master Trust Trustee and the Administrative Agent, with the proceeds from issuance of a new Series issued substantially contemporaneously with such prepayment; provided, however that such prepayment shall not be permitted unless all due (or, if the Certificates are paid in full, all accrued) and unpaid Monthly Interest, Additional Amounts, Excess Commitment Fees and Non-Use Fees have been paid in full.

2. Amendment to Section 2.01. The following provisions of Section 2.01 shall be amended as follows:

(a)	The definition of “Change of Control” shall be added:

“Change of Control” and each defined term used therein have the meanings specified in Section 1.01 of the Credit Agreement, provided however, if the definition of “Change of Control” or any defined term used therein shall be amended, supplemented or modified in the Credit Agreement after the Third Amendment Effective Date, “Change of Control” and any such defined term used therein may, at the direction of the Managing Agents, have the meaning as so amended, supplemented or modified.

(b)	The definition of “Dealcor Dealer Notes Pool Percentage “ shall be added:

“Dealcor Dealer Notes Pool Percentage” shall mean the percentage equivalent of a fraction, the numerator of which is the aggregate principal balance of Dealcor Dealer-related Dealer Notes, and the denominator of which is the sum of the aggregate principal balance of Dealer Notes and the aggregate principal amount of funds on deposit in the Excess Funding Account.

(c)	The definition of “Credit Agreement” shall be added:

“Credit Agreement” means the Amended and Restated Credit Agreement, dated as of July 1, 2005 and as amended as of the Third Amendment Effective Date, among Navistar Financial Corporation, a Delaware corporation (the “US Borrower”), Arrendadora Financiera Navistar, S.A. De C.V., Organización Auxilliar Del Crédito, a Mexican corporation, Servicios Financieros Navistar, S.A. De C.V., Sociedad Financiera De Objeto Limitado, a Mexican corporation, and Navistar Commercial, S.A. De C.V., a Mexican corporation (each a “Mexican Borrower” and collectively, the “Mexican Borrowers”; together with the US Borrower, the “Borrowers”), the Lenders party thereto, JPMorgan Chase Bank, N.A., as administrative agent, Bank of America, N.A., as syndication agent, and The Bank of Nova Scotia, as documentation agent.

(d)	The definition of “Excess Commitment Fee” shall be added:

“Excess Commitment Fee” shall have the meaning specified in the Certificate Purchase Agreement.

(e)	The definition of “Hedging Agreement” shall be added:

“Hedging Agreement” has the meaning specified in Section 1.01 of the Credit Agreement, provided however, if the definition of “Hedging Agreement” shall be amended, supplemented or modified in the Credit Agreement after the Third Amendment Effective Date, “Hedging Agreement” as used herein may, at the direction of the Managing Agents, have the meaning as so amended, supplemented or modified.

(f)	The definition of “Indebtedness” shall be added:

“Indebtedness” and each defined term used therein have the meanings specified in Section 1.01 of the Credit Agreement, provided however, if the definition of “Indebtedness” or any defined term used therein shall be amended, supplemented or modified in the Credit Agreement after the Third Amendment Effective Date, “Indebtedness” and any such defined term used therein may, at the direction of the Managing Agents, have the meaning as so amended, supplemented or modified.

(g)	The definition of “Indebtedness for Borrowed Money” shall be added:

“Indebtedness for Borrowed Money” and each defined term used therein have the meanings specified in Section 1.01 of the Credit Agreement, provided however, if the definition of “Indebtedness for Borrowed Money” or any defined term used therein shall be amended, supplemented or modified in the Credit Agreement after the Third Amendment Effective Date, “Indebtedness for Borrowed Money” and any such defined term used therein may, at the direction of the Managing Agents, have the meaning as so amended, supplemented or modified.

(h)	The definition of “International” shall be added:

“International” means Navistar, Inc. (formerly known as International Truck and Engine Corporation), a Delaware corporation.

(i)	The definition of “Managing Agent” shall be added:

“Managing Agents” means Bank of America, National Association as managing agent and The Bank of Nova Scotia, as managing agent, under the Amended and Restated Certificate Purchase Agreement, dated as of December 27, 2004, as amended, among Seller, Servicer, the Managing Agents, and the other parties from time to time party thereto.

(j)	The definition of “Material Indebtedness” shall be added:

“Material Indebtedness” means Indebtedness or obligations in respect of one or more Hedging Agreements in an aggregate principal amount exceeding (a) $10,000,000, in the case of the NFC, and (b) $5,000,000, in the case of each Mexican Borrower. For purposes of determining Material Indebtedness, the “principal amount” of the obligations of any Borrower in respect of any Hedging Agreements at any time shall be the maximum aggregate amount (giving effect to any netting agreements) that such Borrower would be required to pay if such Hedging Agreement were terminated at such time, provided however, if the definition of “Material Indebtedness” as set forth in the Credit Agreement may be amended, supplemented or modified after the Third Amendment Effective Date, “Material Indebtedness” as used herein may, at the direction of the Managing Agents, be similarly amended, supplemented or modified.

(k)	The definition of “Mexican Borrower” shall be added:

“Mexican Borrower” has the meaning specified in Section 1.01 of the Credit Agreement, provided however, if the definition of “Mexican Borrower” shall be amended, supplemented or modified in the Credit Agreement after the Third Amendment Effective Date, “Mexican Borrower” as used herein may, at the written direction of the Managing Agents, have the meaning as so amended, supplemented or modified.

(l)	The definition of “Third Amendment Effective Date” shall be added:

“Third Amendment Effective Date” means October 15, 2008.

3. Amendment to Section 4.04. In Section 4.04, clause 4.04(a)(iiC) will be added:

“(iiC) Excess Commitment Fees. An amount equal to the Excess Commitment Fee for the related Distribution Date shall be deposited in the Distribution Account.”

4. Amendment to Section 4.10(a). Section 4.10(a) shall be amended and restated in its entirety to read as follows:

“(a) Interest Distributions. On each Distribution Date (including the Expected Payment Date), Monthly Interest, Non-Use Fees, Excess Commitment Fees and Additional Amounts will be distributed as such to the Series 2000-VFC Certificateholders to the extent of the amount on deposit in the Distribution Account for such purpose.”

5. Amendment to Section 5.01(a). Section 5.01(a) shall be amended and restated in its entirety to read as follows:

“(a) The Paying Agent shall distribute (in accordance with the Monthly Servicer Certificate and Settlement Statement delivered by the Servicer to the Master Trust Trustee and the Paying Agent pursuant to Section 3.04(d) of the Agreement) to each Series

2000-VFC Certificateholder of record on the preceding Record Date (other than as provided in Section 12.02 of the Agreement respecting a final distribution ) on each Distribution Date such Certificateholder’s pro rata share (with respect to Monthly Interest, Non-Use Fees, Excess Commitment Fees and Additional Amounts, the amount of such items payable to each such Certificateholder, and with respect to distributions of principal, based on the aggregate fractional undivided interests represented by the Series 2000-VFC Certificates held by such Certificateholder) of the amounts on deposit in the Series 2000-VFC Accounts as is payable to the Series 2000-VFC Certificateholders on such Distribution Date pursuant to Sections 4.10(a), (b) and (c); provided, however, that if during the Revolving Period the Funded Amount of a Purchaser Group exceeds such Purchaser Group’s lowest expected Target Commitment Amount (as defined in the Certificate Purchase Agreement) and the Commitment during the period from such date to and including the date [three] months after such date with respect to such Purchaser Group, any principal shall be applied first to the Funded Amount of the holders of the Certificate pro rata based on the amounts of such excess and then to the Funded Amounts of all holders of Certificates pro rata based on the aggregate fractional undivided interests represented by the Series 2000-VFC Certificates held by such Certificateholder.”

5. Amendment to Section 5.02(a). In Section 5.02(a), the following clause (xx) shall be added:

“(xx) the Dealcor Dealer Notes Pool Percentage as of the end of the related Due Period.”

6. Amendment to Section 6.01. In Section 6.01, clauses (r), (s), (t), (u), (v), (w), (x), (y) and (z) shall be added:

“(r) the occurrence of a Change of Control;”

“(s) NFC shall cease to be the “beneficial owner” (as defined in Rule 13d-3 under the Securities Exchange Act of 1934) of 100% of the outstanding stock of the Seller;”

“(t) any Borrower shall fail to make any payment (whether of principal or interest and regardless of amount) in respect of any Material Indebtedness, when and as the same shall become due and payable and such failure shall continue beyond the period of grace, if any, provided in the instrument or agreement under which such Material Indebtedness was created;”

“(u) any event or condition occurs that (A) results in any Material Indebtedness becoming due prior to its scheduled maturity or (B) solely in the case of the US Borrower, enables or permits (with or without the giving of notice, the lapse of time or both) the holder or holders of any Material Indebtedness or any trustee or agent on its or their behalf to cause any Material Indebtedness to become due, or to require the prepayment, repurchase, redemption or defeasance thereof, prior to its scheduled maturity; provided that this paragraph (u) shall not apply to secured Indebtedness that becomes due as a result of the voluntary sale or transfer of the property or assets securing such Indebtedness;”

“(v) NFC shall fail to observe or perform any condition, covenant or agreement contained in Section 8.01 of the Credit Agreement as of the Third Amendment Effective Date; provided, however, if the Credit Agreement is terminated or Section 8.01 of the Credit Agreement or any defined term or provision that affects the calculation specified in Section 8.01 of the Credit Agreement is terminated, amended, supplemented or modified, then Section 8.01 as used herein may, at the direction of the Managing Agents, be similarly terminated, amended, supplemented or modified;

“(w) either NIC or International shall fail to pay when due, or within any applicable grace period, any principal of or interest on its Indebtedness for Borrowed Money which exceeds $50,000,000 in aggregate principal or face amount; “

“(x) any Indebtedness for Borrowed Money of either NIC or International which exceeds $50,000,000 in aggregate principal or face amount shall become due prior to its stated maturity, or any event or circumstance shall occur which permits one or more Persons other than NIC or International, as the case may be, to cause such Indebtedness for Borrowed Money to become due prior to its stated maturity;

“(y) the Funded Amount with respect to a Purchaser Group (as defined in the Certificate Purchase Agreement) shall at any time exceed the Commitment (as defined in the Certificate Purchase Agreement) of such Purchaser Group; and”

“(z) the Dealcor Dealer Notes Pool Percentage, as reported on a Monthly Servicer and Settlement Statement, shall exceed 12.5% and such Dealcor Dealer Notes Pool Percentage shall not have been reduced to 12.5% or lower (as evidenced by an Officer’s Certificate of the Servicer delivered to each Managing Agent or as shown in the next succeeding Monthly Servicer and Settlement Statement) on any date on or prior to the due date for delivery of the next succeeding Monthly Servicer and Settlement Statement.”

7. Amendment to Section 8.01(b). Section 8.01(b) shall be amended and restated in its entirety to read as follows:

(b) With respect to the Reassignment Amount, if any, deposited into the Collections Account pursuant to this Section 8.01 of this Series Supplement or Section 2.07 of the Agreement or any proceeds deposited into the Collections Account pursuant to Section 12.03(c) of the Agreement, the Master Trust Trustee shall, not later than 12:00 noon, New York City time, on the Distribution Date on which such amounts are deposited (or, if such date is not a Distribution Date, on the immediately following Distribution Date) (in the priority set forth below): (i) first, deposit the Invested Amount on such Distribution Date into the Series Principal Account, (ii) second, deposit the amount of accrued and unpaid interest on the unpaid balance of the Series 2000-VFC Certificates in the Distribution Account, (iii) third, deposit the amount of accrued but unpaid Non-Use Fees, Excess Commitment Fees and Additional Amounts in the Distribution Account, and (iv) fourth, pay the remainder of any such Reassignment Amounts to the Seller.

8. Miscellaneous. This Amendment shall be construed in accordance with the internal laws of the State of Illinois, without reference to its conflict of law provisions, except that the obligations, rights and remedies of the Master Trust Trustee shall be determined in accordance with the internal laws of the State of New York, without regard to conflict of law provisions. This Amendment may be executed in two or more counterparts, each of which shall be an original, but all of which together constitute one and the same instrument. The provisions of this Amendment shall be deemed to be incorporated in, and made a part of, the Series 2000-VFC Supplement; and the Series 2000-VFC Supplement, as amended by this Amendment, shall be read, taken and construed as one and the same instrument. Promptly after the execution of this Amendment the Master Trust Trustee shall furnish written notification of the substance of this Amendment to each Investor Certificateholder.

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IN WITNESS WHEREOF, the parties hereto have caused this Amendment No. 3 to the Series 2000-VFC Supplement to be duly executed by their respective officers as of the date first written above.

NAVISTAR FINANCIAL SECURITIES CORPORATION as Seller

By:	/s/ John V. Mulvaney Sr.
Name:	John V. Mulvaney Sr.
Title:	Vice President, Chief Financial Officer and Treasurer

NAVISTAR FINANCIAL CORPORATION as Servicer

By:	/s/ John V. Mulvaney Sr.
Name:	John V. Mulvaney Sr.
Title:	Vice President, Chief Financial Officer and Treasurer

THE BANK OF NEW YORK MELLON as Master Trust Trustee

By:	/s/ Michael Burack
Name:	Michael Burack
Title:	Assistant Treasurer

Acknowledged and Accepted

BANK OF AMERICA, NATIONAL ASSOCIATION,

as Administrative Agent

By:	/s/ Willem Van Beek
Name:	Willem Van Beek
Title:	Principal